EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-131904, 333-140878, 333-149496, 333-157512, 333-165264, 333-172358, 333-187199, 333-197860 and 333-202798 each on Form S-8 of our report dated March 16, 2015 (October 23, 2015 as to Notes 19 and 21and March 15, 2016 as to the reclassifications to the 2014 consolidated financial statements discussed in Note 2), relating to the consolidated financial statements of Global Cash Access Holdings, Inc. (now known as Everi Holdings Inc.) and subsidiaries appearing in this Annual Report on Form 10-K of Everi Holdings Inc. for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP Las Vegas, Nevada March 15, 2016